Exhibit 10.119

LOANS, SALE AND SERVICES AGREEMENT

AGREEMENT dated this 28th day of December, 2006 by and between Newmark & Company Real Estate, Inc. d/b/a Newmark Knight Frank (“Newmark”), a New York corporation, with an office at 125 Park Avenue, New York, New York 10017; Mack-Cali Realty, L.P, a Delaware limited partnership (“Mack-Cali”), with an office at 343 Thornall Street, Edison, NJ 08837, and Newmark Knight Frank Global Management Services, LLC (the “Company”), a Delaware limited liability company, with an office located at 10 Sylvan Way, Parsippany, New Jersey 07054.

W I T N E S S E T H:

WHEREAS, Newmark and Mack-Cali are each desirous of lending money to the Company and providing resources and services to the Company and/or the Company Subsidiaries and the Company is desirous of accepting such resources; and

WHEREAS, affiliates of each of Mack-Cali and Newmark are members of the Company.

NOW, THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereof agree as follows:

(a)  Loans to the Company. From time to time but at no time after the third (3rd) year anniversary of the Effective Date (the “Maturity Date”), Newmark and Mack-Cali each agree, if so requested by the Company, to lend the Company money to the extent that the Company determines that it and/or one or more of the Company Subsidiaries does not have sufficient funds and/or capital for the Company and/or the Company Subsidiaries to operate its or their business or operations, whichever is applicable, or to fund Tax Distributions (each, a “Company Loan”). The Company Loans may at any time be borrowed, repaid and reborrowed; provided that the aggregate outstanding principal balance of all Company Loans at any one time shall not exceed in the aggregate Three Million Dollars ($3,000,000) during the three year period prior to the Maturity Date. Each of Newmark and Mack-Cali agree (i) to fund a Company Loan on a pro-rata basis in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000), respectively (each, a “Newmark Loan” and a “Mack-Cali Loan”) and (ii) if so requested by the Company, to pay in cash its respective pro rata share of a Company Loan within three (3) business days of each of its receipt of notice from the Company that the Company is requesting a Company Loan. Notwithstanding the foregoing, at any time that the Company is a guarantor of the BNY Loan pursuant to the BNY Guaranty (as defined in Section (g) hereof), the aggregate principal balance of all Company Loans shall not exceed Two Million Four Hundred Thousand Dollars ($2,400,000) and each of Newmark and Mack-Cali agree to fund the Company Loans as follows: (x) with respect to a Newmark Loan, in an amount not to exceed One Million Five Hundred Thousand

(b)  Dollars ($1,500,000) and (y) with respect to a Mack-Cali Loan, in an amount not to exceed Nine Hundred Thousand Dollars ($900,000). Mack-Cali and/or one of more of its Affiliates may fund the Mack-Cali Loan set forth in this Section (a) to the Company. Each of the Newmark Loans and the Mack-Cali Loans, respectively, shall be evidenced by an unsecured promissory grid note (the “Newmark Note” and the “Mack-Cali Note”) in the principal amount outstanding under each of the Newmark Loan and Mack-Cali Loan, or so much thereof as may be advanced or readvanced pursuant to the terms of this Agreement for the purposes set forth in this Section (a), as shown on the schedules attached to each of the Newmark Note and Mack-Cali Note, respectively.

(c)  Repayment of Newmark Loans and Mack-Cali Loans. All Newmark Loans and Mack-Cali Loans will accrue interest at the prime rate in effect from time to time at Citibank N.A. plus one percent (1%) from the date of receipt of good and available funds from either Newmark and/or Mack-Cali, whichever is applicable, and will be repaid, pari passu from time-to-time to each of Newmark and Mack-Cali by way of distributions in accordance with Section 9.7 of the Operating Agreement of the Company dated of the same date (“Operating Agreement”). All capitalized terms not defined herein shall have the same meaning given to such terms in the Operating Agreement. As set forth in Section (g) hereof, the Newmark Note may be pledged as security for Newmark’s loan with the Bank of New York. Any repayments of the Newmark Loans and the Mack-Cali Loans, respectively, shall be applied first to accrued interest and then to outstanding principal. Subject to Section 9.7 of the Operating Agreement, each of the outstanding portion of the Newmark Loans and the Mack-Cali Loans, respectively, shall be repaid by the Company on or prior to the Maturity Date. The Newmark Loans and Mack-Cali Loans may be prepaid at any time, and from time to time, without any penalty or premium. Any and all amounts paid or repaid to Newmark and Mack-Cali in respect of the Company Loans must be paid or repaid in equal amounts to each of Newmark and Mack-Cali.

(d)  Expenses; Newmark Services. The Company shall reimburse Newmark for all disbursements made on behalf of the Company and/or the Company Subsidiaries for actual out-of-pocket costs incurred by Newmark on behalf of the Company in accordance with the terms of this Agreement. In addition, Newmark shall provide the following services to the Company, at the request of the Company, and the Company shall pay Newmark for such services, as follows:

(i) Marketing & Research: Such costs include corporate advertising and other related costs deemed to benefit Newmark and the Newmark Affiliates. Allocation of such corporate advertising, web site development, and marketing costs such as special events shall be based upon the proportion of Company Net Operating Income to total Newmark Net Operating Income. Such costs shall be capped at $65,000 during 2007. Allocation of costs relating to specific projects for the Company shall be on the basis of actual time spent by Newmark staff and charged at cost. The Newmark Marketing Department shall provide the Company with an estimate of the costs relating to specific projects for the Company, and the costs of such services shall be charged to the Company pursuant to the mutual agreement of the Company and Newmark.

(ii) Payroll Processing: Payroll processing shall be charged by Newmark based upon the number of employees of the Company and Newmark’s actual cost to provide such processing.

(iii) Microsoft Enterprise License Fee: Newmark shall provide access to its Microsoft Enterprise software, and charge the Company the additional cost incurred by Newmark in providing such access.

(e)  General Standard of Service. Except as otherwise agreed by the parties hereto, Newmark agrees that the nature of the quality, service level and standard of care applicable to the delivery of the Newmark Services hereunder shall be substantially the same as that of the services which Newmark provides from time to time throughout its businesses. Subject to the express obligations of Company under this Agreement, the management and control over the provision of the Newmark Services shall reside solely with Newmark. If the Company becomes aware of a material deficiency in the performance of any Newmark Service provided or procured by Newmark, the Company may deliver Newmark a written notice of the level of service breach to Newmark. Upon receipt of such notice, Newmark shall use its reasonable best efforts to remedy such breaches as soon as reasonably possible.

(f)  Trademark Issues.The Company acknowledges the value and good will associated with the trademark “Newmark Knight Frank.” Newmark represents to the Company that it owns the name “Newmark” and has a license to use the name “Knight Frank” and “Newmark Knight Frank”, and that it has the authority to grant to the Company, and does grant to the Company, a nonexclusive royalty-free license to use (and/or to have any Company Subsidiary use) the name “Newmark Knight Frank” and the associated good will in the name “Newmark Knight Frank” in connection with the Company’s and/or the Company Subsidiaries’ business in accordance with Section 2.3 of the Operating Agreement. In connection therewith, the Company agrees to defend, indemnify and hold Newmark and Knight Frank, their officers, owners, affiliates, agents and employees, harmless from any and all claims arising out of the unauthorized use by the Company and/or the Company Subsidiaries of the trademarks “Newmark” or “Newmark Knight Frank”. The license granted to the Company hereunder to use the trademarks “Newmark” and “Newmark Knight Frank” shall be restricted to the Company and/or the Company Subsidiaries only and shall continue until the later of (a) the dissolution of the Company and the winding up of its affairs (and all other reasonable incidental purposes in connection therewith) following a Dissolution Event pursuant to Article XIV of the Operating Agreement; (b) the dissociation of NKFFM Limited Liability Company, or such other Newmark Affiliates holding Company membership interests from the Company, and (c) the termination of the Operating Agreement, following which time the license to use the name “Newmark Knight Frank” shall automatically be terminated. Newmark shall defend, indemnify and hold the Company

(g)  and/or the Company Subsidiaries, their respective officers, managers, members, affiliates, agents and employees, harmless from any claims by any third parties relating to the ownership and proper use by the Company and/or the Company Subsidiaries, whichever is applicable, of the trademarks “Newmark” or “Newmark Knight Frank” unless such claim is caused by the unauthorized actions of the Company and/or the Company Subsidiaries.

(h)  Brokerage Fees. The following rules shall apply when brokers associated with Newmark and/or Newmark Affiliates (other than the Company, as well as one of more of the Company Subsidiaries) and the Company and/or one or more of the Company Subsidiaries jointly “pitch” business to a prospective client. The term “Newmark” shall also apply to Newmark Affiliates (other than the Company, as well as one of more of the Company Subsidiaries), where applicable.

RESULT	FEE ALLOCATION
1. Both brokerage and facilities management assignments are awarded to the Company and a standard fee is paid for each assignment.	Newmark and the Company shall each retain their respective fees.
2. Both brokerage and facilities management assignments are awarded and the Company gets less than a standard fee.	Newmark and the Company shall each retain their respective fees. The shortfall between the facilities management fee and a standard fee shall be paid “off the top” of the revenues for the transaction.
3. Both a brokerage and facilities management assignment is awarded, but no separate fee is paid for facilities management.	The Company shall receive the standard fee as an allocation paid “off the top” of the revenues for the transaction.
4. Brokerage assignment only is awarded.	The Company shall receive 5% of the brokerage fee, in an amount not to exceed $50,000. If significant ongoing work is provided to the client, a supplemental standard fee shall be paid to the Company.
5. The Company assignment only is awarded.
Newmark shall receive 5% of the facilities management per square foot fee, in an amount not to exceed $50,000. If future brokerage business is secured, the Company shall receive an allocation of brokerage fees on a sliding scale as follows:

5% of fees in year 1, 4% in year 2, 3% in year 3, 2% in year 2, 1% in year 1.

6. No assignment is awarded.	Unless otherwise agreed, Newmark shall not be responsible for any fees or expenses incurred by the Company, other than architectural fees which will be assumed by Newmark.

Further, (i) if either Newmark or the Company has an existing client relationship and the other party is awarded an assignment, the referring party shall receive 5% of receiving parties’ fee (facilities management per square foot fee or brokerage fee) in year 1, 4% in year 2, 3% in year 3, 2% in year 2, 1% in year 1; and (ii) when fee sharing is involved, payments shall be made when fees are received from the client.

The parties acknowledge that nothing contained herein shall in any way modify the terms of the agreement between the Company and Newmark with respect to the provision of services to Panasonic.

As a condition for the Company to receive any portion of the brokerage fees as set forth above, the Company shall be duly licensed as a real estate broker.

(i)  Bank of New York Loan.Newmark has an agreement with the Bank of New York (“BNY”) for a revolving loan (the “BNY Loan”), which was created for the purpose of acquiring and/or creating new affiliated offices. To the extent that Newmark shall draw-down on the BNY Loan in order to fund the Newmark Loan, the Newmark Note shall reflect the aggregate principal amount outstanding under the BNY Loan (the “Company BNY Loan Amount”) or so much thereof as may be advanced or readvanced pursuant to the terms of the BNY Loan for the purposes set forth in Section (a) hereof, as shown on Schedule A attached to the Newmark Note. The Company hereby agrees that it will guarantee the obligations of Newmark to BNY under the BNY Loan for the Company BNY Loan Amount pursuant to a guaranty (the “BNY Guaranty”). If any event of default occurs under the BNY Loan and to the extent that BNY makes a demand for performance under the BNY Guaranty, Newmark shall indemnify and hold the Company and its officers, directors, members, managers, independent contractors and employees harmless from any liability, loss, cost, obligation or expense, including reasonable attorneys’ fees and court costs, resulting therefrom; provided, however, that Newmark shall not have any such indemnification obligation with respect to any event of default under the BNY Loan if such event of default arises, or is continuing (in each case, in whole or in part) as a result of a Company default under the Newmark Note. Mack-Cali shall have no personal obligation with respect to the BNY Guaranty, or otherwise to BNY in respect of the BNY Loan or the BNY Loan Amount. Newmark agrees that is shall use its best efforts to cause BNY to release the Company from the BNY Guaranty.

(j)  Insurance.At the Company’s option, Newmark shall, at the Company’s cost, procure on behalf of the Company, commercial general liability

(k)  insurance, worker’s compensation insurance, statutory disability, errors & omissions insurance, employment practices insurance, directors and officers insurance and such other insurance that the Company may request, with such companies and at such limits as the Company shall direct. In the event of any losses, liabilities, claims, or judgments (“Losses”) involving the Company which are covered by insurance, then the Company shall first look to the proceeds of any insurance prior to making any payments towards such Losses. The cost of insurance procured pursuant to this paragraph (h) shall not be included in the Overhead Costs.

(l)  Mack-Cali Expense Reimbursement. The parties hereby acknowledge that Mack-Cali has withdrawn the aggregate amount of $217,859.04. for expenses advanced in connection with the build-out of the Company’s office space at 10 Sylvan Way, Parsippany, New Jersey

(m)  Mack-Cali Services. Commencing on the date hereof and until the earlier to occur of (i) April 1, 2007 or (ii) the Company’s completion of the transfer of services to Automatic Data Processing, Inc., Mack-Cali shall provide or cause to be provided to the Company human resources services including without limitation, assisting the Company in the payment of payroll or wages to employees of the Company using the Ultipro HR/payroll software. Mack-Cali hereby agrees to allow the Company access to its computer systems for purposes of accessing and working on JD Edwards documentation, for up to 30 days after the date that the Company executes a license with Oracle. The Company shall use its good faith efforts to reduce or eliminate its dependency on each service as soon as is reasonably practicable. The Company agrees to reimburse Mack-Cali (or its affiliates) for the actual costs of providing such services. The Company may terminate each service upon five (5) days prior written notice to Mack-Cali.

(n)  Arbitration. The parties hereto agree in good faith to attempt to resolve any dispute arising under the terms and conditions hereunder. If the parties fail to settle such dispute, it shall be submitted to arbitration. Such arbitration, at the option of the party claiming relief, shall be submitted to JAMS for arbitration of the dispute in New York City. In the event of any dispute between the parties that is reserved by arbitration pursuant to this Section (k), the prevailing party in such arbitration shall be entitled to recover from the other party all fees, costs and expenses (including reasonable attorneys’ fees and the costs of the arbitrator(s)) incurred in connection with such arbitration, and any arbitration award entered in such arbitration shall contain a specific provision providing for the recovery of such fees, expenses and costs.

(o)  Miscellaneous Provisions.

(p)  (1)This Agreement constitutes the entire agreement between the parties hereof with respect to the matters herein contained and no amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each of the parties hereof.

(2) All of the terms and provisions of this Agreement shall be binding upon the heirs, distributees, successors, personal or legal representatives, administrators and assigns of the respective parties hereto. Rights hereunder may only be transferred as expressly provided in this Agreement.

(3) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regards to its conflict of laws principals.

(4)  In the event any part or parts of this Agreement are found to be void, the remainder of this Agreement shall be valid and enforceable and read as if the invalid or unenforceable provision had been deleted.

(5) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NEWMARK KNIGHT FRANK GLOBAL
MANAGEMENT SERVICES, LLC

By: /s/ Ian Marlow
                                                                       Ian Marlow

NEWMARK & COMPANY REAL ESTATE,
INC. d/b/a NEWMARK KNIGHT FRANK

By: /s/ Barry Gosin
                                                                       Barry Gosin
                                                                       CEO & Vice President

MACK- CALI REALTY, L.P.
By: Mack-Cali Realty Corporation, its general partner

By: /s/ Mitchell E. Hersh
                                                                       Mitchell E. Hersh
                                                                       President and Chief Executive Officer

[Signature Page to the Loans, Sale and Services Agreement]